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Contacts:
Investors:                                              Media:
Risa Fisher                                             Jennifer Meyer
rfisher@webmd.net                                       jmeyer@webmd.net
201-414-2002                                            212-624-3912


                      WEBMD CORPORATION ANNOUNCES PURCHASE
                              OF PHYSICIANS' ONLINE

    COST OF PURCHASE AND OTHER ITEMS TO BE INCLUDED IN FOURTH QUARTER RESULTS

ELMWOOD PARK, NJ (JANUARY 27, 2004) - WebMD Corporation (Nasdaq: HLTH) today announced that it has purchased the Internet portal resources of Physicians' Online, LLC, a subsidiary of Andrx Corporation (NASDAQ: ADRX). Physicians' Online is a leading portal of authenticated physicians providing professional communications, peer-to-peer discussions, up-to-date medical information and other resources. WebMD paid $2.0 million in cash in late December 2003, of which approximately $1.9 million will be accounted for in the fourth quarter of 2003 as membership acquisition costs, which, in accordance with WebMD's accounting practices, are expensed as incurred.

Commenting on the purchase, Roger C. Holstein, Chief Executive Officer of WebMD Corporation, said, "Although our operating margins at WebMD Health will reflect the incremental expenses in the fourth quarter, we believed it was a unique opportunity to be able to add the Physicians' Online community of doctors to our WebMD Medscape Health Network. The WebMD Medscape Health Network is distinguished from its distant competition and is the only significant channel on the Web to reach the nation's most active physicians. The WebMD Medscape Health Network is a unique and powerful method for pharmaceutical and medical device companies as well as employers, health plans and others in healthcare to educate and communicate with the nation's largest integrated community of online physicians and patients."

WebMD also announced today that its results for the fourth quarter of 2003 will include: approximately $3.5 million in expenses relating to the previously announced investigation by The United States Attorney for the District of South Carolina; a loss of approximately $1.6 million on certain investments liquidated prior to their maturities in order to fund WebMD's acquisition of Medifax-EDI in late December; and a gain of approximately $3.1 million on the sale of certain real estate assets in late December. These amounts and the cost of the Physicians' Online purchase were not included in the guidance provided by WebMD in early November for its fourth quarter results. Although these expenses were not previously included in the financial guidance, WebMD did previously disclose that it expected the expenses relating to the investigation would be significant.

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YEAR END 2003 FINANCIAL RESULTS TO BE RELEASED ON MARCH 4, 2004

WebMD will announce its financial results for the quarter ended December 31, 2003 on March 4, 2004 at approximately 4:00 pm EST after the completion of the Company's year-end audit. WebMD will hold a conference call with investors and analysts on that day at 4:45 pm (EST). A live audio webcast of the call will be available at www.webmd.com (in the About WebMD section of the site).



ABOUT WEBMD

WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is a leading provider of online information, educational services and communities for physicians and consumers. WebMD Practice Services is a leading provider of physician practice management software and related services. WebMD Envoy is a leader in payer and healthcare provider transaction processing and reimbursement cycle management services.

Porex is a developer, manufacturer and distributor of proprietary porous and solid plastic products and components used in healthcare, industrial and consumer applications.



All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding our guidance on future financial results and other projections or measures of future performance of WebMD; the amount and timing of the benefits expected from the transactions referred to in this press release; potential changes in WebMD's business relationships; future deployment of applications; and other potential sources of additional revenue. These statements are based on WebMD's current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD's products and services; operational difficulties relating to combining acquired companies and businesses; WebMD's ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including the manner and timing of implementation of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the healthcare industry's responses; and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD's Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.